Exhibit 22.1

LIST OF ISSUERS AND GUARANTOR SUBSIDIARIES OF NGL ENERGY PARTNERS LP

The following sets forth the issuers and subsidiary guarantors of the Partnership’s 7.5% senior unsecured notes due 2023, 6.125% senior unsecured notes due 2025 and 7.5% senior unsecured notes due 2026 (collectively, the “Senior Unsecured Notes”).

Entity	Jurisdiction of Organization	NGL Energy Partners LP Senior Unsecured Notes
NGL Energy Partners LP	Delaware	Issuer
NGL Energy Finance Corp.	Delaware	Issuer
AntiCline Disposal, LLC	Wyoming	Guarantor
AWR Disposal, LLC	Delaware	Guarantor
Centennial Energy, LLC	Colorado	Guarantor
Centennial Gas Liquids ULC	Alberta, Canada	Guarantor
Choya Operating, LLC	Texas	Guarantor
Disposals Operating, LLC	Delaware	Guarantor
GGCOF HEP Blocker II, LLC	Delaware	Guarantor
GGCOF HEP Blocker, LLC	Delaware	Guarantor
Grand Mesa Pipeline, LLC	Delaware	Guarantor
GSR Northeast Terminals LLC	Delaware	Guarantor
Hillstone Environmental Partners, LLC	Delaware	Guarantor
NGL Crude Cushing, LLC	Oklahoma	Guarantor
NGL Crude Logistics, LLC	Delaware	Guarantor
NGL Crude Terminals, LLC	Delaware	Guarantor
NGL Crude Transportation, LLC	Colorado	Guarantor
NGL Delaware Basin Holdings, LLC	Delaware	Guarantor
NGL Energy GP LLC	Delaware	Guarantor
NGL Energy Operating LLC	Delaware	Guarantor
NGL Liquids, LLC	Delaware	Guarantor
NGL Marine, LLC	Texas	Guarantor
NGL Recycling Services, LLC	Delaware	Guarantor
NGL Shared Services Holdings, Inc.	Delaware	Guarantor
NGL Shared Services, LLC	Delaware	Guarantor
NGL South Ranch, Inc.	New Mexico	Guarantor
NGL Supply Terminal Company, LLC	Delaware	Guarantor
NGL Supply Wholesale, LLC	Delaware	Guarantor
NGL Water Pipelines, LLC	Texas	Guarantor
NGL Water Solutions DJ, LLC	Colorado	Guarantor
NGL Water Solutions Eagle Ford, LLC	Delaware	Guarantor
NGL Water Solutions Orla-SWD, LLC	Delaware	Guarantor
NGL Water Solutions Permian, LLC	Colorado	Guarantor
NGL Water Solutions Product Services, LLC	Delaware	Guarantor
NGL Water Solutions, LLC	Colorado	Guarantor